Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aerkomm Inc. (the “Company”) on the Amendment No. 2 to Form S-1 [No. 333-237942] of our report dated March 27, 2020 with respective to our audits of the consolidation financial statements of Aerkomm Inc. and subsidiaries as of December 31, 2019 and 2018 and each of two years in the period ended December 31, 2019. We also consent to the reference to our Firm under the heading “Expert” in such Prospectus.

/s/ Chen & Fan Accountancy Corporation

Chen & Fan Accountancy Corporation

San Jose, California

October 20, 2020